Clarivate Reports Fourth Quarter and Full Year 2020 Results
— Reaffirms 2021 Outlook —

London, UK -- February 25, 2021 - Clarivate Plc (NYSE: CLVT) (the “Company” or “Clarivate”), a global leader in providing trusted information and insights to accelerate the pace of innovation, today reported results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter and Full Year 2020 Financial Highlights
•4Q'20 Revenues of $456 million and Adjusted Revenues(1) of $471 million increased 79% and 85%, respectively. Adjusted Revenues exclude the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions including CPA Global and DRG
•4Q'20 Net Income of $6 million increased 108% and Adjusted Net Income(1) of $136 million increased 224%
•4Q'20 Net Income per diluted share of $0.01 increased 104% and Adjusted Income per diluted share(1) (EPS) of $0.22 increased 69%
•4Q'20 Adjusted EBITDA(1) of $200 million increased 137% and Adjusted EBITDA Margin(1) increased 920 basis points to 42.4%
•Full Year Revenues of $1.254 billion and Adjusted Revenues(1) of $1.277 billion increased 29% and 31%, respectively. Adjusted Revenues exclude the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions including CPA Global and DRG
•Full Year Net Loss of $106 million improved 50% and Adjusted Net Income(1) of $289 million increased 90%
•Full Year Net Loss per diluted share of $(0.25) improved 68% and Adjusted Income per diluted share(1) (EPS) of $0.64 increased 21%
•Full Year Adjusted EBITDA(1) of $487 million increased 66% and Adjusted EBITDA Margin(1) increased 790 basis points to 38.1%
•Cash Flow from Operations increased $146 million to $264 million; Adjusted Free Cash Flow(1) increased $201 million to $302 million

“We are very proud of what we achieved in 2020 during the challenges of the global pandemic. Our colleagues quickly overcame these challenges by swiftly adapting to a new work environment that served us well and will provide considerable benefits in the years ahead," said Jerre Stead, Executive Chairman and CEO of Clarivate.
"Throughout the year, we made significant progress across our strategic objectives including improving our colleague engagement and customer delight scores. We completed operational improvements, which helped to drive organic growth, and enhanced our IP and Science businesses with two transformative acquisitions. Our growth in the fourth quarter and full year 2020 reflects the benefits of these actions. The team also made tremendous strides with ESG initiatives and we look forward to publishing our first sustainability report in 2021. Given the strength of our core business and the benefits we expect to realize from recent acquisitions, we reaffirmed our 2021 outlook."

Selected Financial Information
The results for the three and twelve months ended December 31, 2020 include contributions from the following acquisitions: 1) CPA Global, which was completed in October 2020; 2) Decision Resources Group ("DRG"), which was completed at the end of February 2020; 3) Beijing Incopat Co., Ltd ("IncoPat"), which was completed in October 2020; and 4) Hanlim IPS Co., Ltd ("Hanlim"), which was completed in November 2020, for which there were no comparable amounts in the prior year period. The current year periods exclude the results of the MarkMonitor Brand Protection, Antipiracy, and Antifraud products, which were divested on January 1, 2020. Additionally, the fourth quarter and year ended December 31, 2020 include only 10 months of Techstreet, compared to a full year in 2019 due to its divestiture in November 2020.

	Three Months Ended December 31,		Change		Year ended December 31,		Change
(in millions, except percentages and per share data)	2020	2019	$	%	2020	2019	$	%
Revenues, net	455.6	255.0	200.6	78.7%	1,254.0	974.3	279.7	28.7%
Adjusted revenues, net(1)	471.3	255.1	216.2	84.8%	1,277.1	974.7	302.4	31.0%
Annualized Contract Value (ACV)	906.6	793.7	112.9	14.2%	906.6	793.7	112.9	14.2%

Net income (loss)	6.4	(84.8)	91.2	107.5%	(106.3)	(211.0)	104.7	49.6%
Net income (loss) per share	0.01	(0.28)	0.29	103.6%	(0.25)	(0.77)	0.52	67.5%
Weighted-average shares outstanding (diluted)	606.1	306.4	—	97.8%	428.6	273.9	—	56.5%
Adjusted EBITDA(1)	200.1	84.6	115.5	136.5%	486.6	294.0	192.6	65.5%
Adjusted net income(1)	135.6	41.9	93.7	223.6%	289.1	152.1	137.0	90.1%
Adjusted diluted EPS(1)	0.22	0.13	0.09	69.2%	0.64	0.53	0.11	20.8%
Weighted average ordinary shares (diluted)(2)	627.1	329.8	—	90.1%	450.5	287.9	—	56.5%
Net cash provided by operating activities	135.8	5.2	130.6	—%	263.5	117.6	145.9	124.1%
Free cash flow(1)	106.7	(20.9)	127.6	—%	155.8	47.8	108.0	225.9%
Adjusted free cash flow(1)	173.5	N/A	N/A	N/A	301.7	100.5	201.2	200.2%
(Amounts in tables may not sum due to rounding)
(1)Non-GAAP measure. Please see “Reconciliation to Certain Non-GAAP measures” in this earnings release for important disclosures and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.
(2)Calculated assuming a net income position compared to a net loss position on the statement of operations for calculating Adjusted net income and Adjusted diluted EPS.

Fourth Quarter 2020 Operating Results
Revenues, net, for the fourth quarter of 2020 increased $200.6 million, or 78.7%, to $455.6 million, compared to the prior-year period. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions, increased $216.2 million or 84.8%, to $471.3 million, compared to the fourth quarter of 2019. Excluding the impact of acquisitions and divestitures, organic revenues increased 2.6% on a reported basis, and up 1.0% on a constant currency basis, due to higher transactional and subscription revenues. The increase in organic revenue was partially offset by a one-time $3.5 million deferred revenue adjustment not related to the purchase accounting adjustment, which decreased fourth quarter revenue by 1.4%, for which there was no comparable amount in the prior year period.
Subscription revenues for the fourth quarter of 2020 increased $26.4 million, or 12.6%, to $235.9 million, compared to the prior-year period, primarily driven by the acquisitions of CPA Global and DRG, partially offset by the Techstreet and MarkMonitor disposals. Excluding the impact of acquisitions and divestitures, organic subscription revenues increased $3.7 million or 1.8% on a reported basis, and up 0.3% on a constant currency basis, due to new business and price increases, partially offset by a one-time $2.6 million or 1.2% deferred revenue adjustment for which there was no comparable amount in the prior year period.

Transactional revenues for the fourth quarter of 2020 increased $75.3 million, or 165.0%, to $120.9 million, compared to the prior-year period, primarily driven by acquisitions. Excluding the impact of acquisitions and divestitures, organic transactional revenues increased $2.7 million or 5.9% on a reported basis, and up 4.1% on a constant currency basis, compared to the fourth quarter of 2019. The growth in organic revenues is due to an increase in search volumes and backfile sales, partially offset by a one-time $0.9 million or 2.0% deferred revenue adjustment for which there was no comparable amount in the prior year period.
Re-occurring revenues for the fourth quarter of 2020 were $114.5 million, an increase of 100.0%, primarily from the patent renewals business acquired in the CPA Global acquisition.
Net income for the fourth quarter of 2020 was $6.4 million, or $0.01 per share, compared to Net loss of $84.8 million, or $(0.28) per share, in the prior-year period. The improvement in the fourth quarter of 2020 compared to the prior year period is primarily due to the income contribution from acquired businesses, continued margin improvements in the legacy Clarivate business, a gain on the sale of the Techstreet business and a significant decline in interest expense resulting from lower interest rates as a result of the refinancing of debt in October 2019.
Adjusted EBITDA for the fourth quarter of 2020 increased by 136.5% to $200.1 million, compared to the prior-year period, driven by the earnings contribution from acquisitions.
Adjusted net income for the fourth quarter of 2020 increased by 223.6% to $135.6 million, compared to the prior year period, driven by higher revenues and ongoing cost savings initiatives. Adjusted diluted earnings per share was $0.22 for the fourth quarter of 2020, compared to $0.13 in the prior-year period.

Full Year Operating Results
Revenues, net, for the full year 2020 increased by $279.7 million, or 28.7%, to $1,254.0 million, compared to the prior year. Adjusted revenues, net, which excludes the impact of deferred revenues resulting from purchase accounting adjustments primarily related to acquisitions, increased $302.4 million or 31.0%, to $1,277.1 million, compared to the full year 2019. Excluding the impact of acquisitions and divestitures, organic revenues increased 1.6% on a reported basis, and up 1.2% on a constant currency basis, due to higher subscription revenues, partially offset by a decrease in transactional revenues.
Subscription revenues for the full year 2020 increased by 7.7% to $867.7 million, compared to the prior year. On a constant currency basis, Subscription revenues increased by 7.4%, compared to the prior year, primarily due to acquisitions partially offset by divested businesses. Excluding the impact of acquisitions and divestitures, organic subscription revenues increased $24.3 million or 3.0% on a reported basis, and up 2.7% on a constant currency basis, compared to the full year 2019, primarily due to new business and price increases.
Transactional revenues for the full year 2020 increased by 74.2% to $294.9 million, compared to the prior year. On a constant currency basis, Transactional revenues increased by 73.8%, compared to the prior year, primarily due to acquisitions partially offset by divested businesses. Excluding the impact of acquisitions and divestitures, organic transactional revenues decreased $10.3 million or 6.1% on a reported basis, and down 6.5% on a constant currency basis, compared to the full year 2019, due to a decrease in demand primarily driven by economic conditions resulting from the COVID-19 pandemic.
Re-occurring revenues for the fourth quarter of 2020 were $114.5 million, an increase of 100.0%, primarily from the patent renewals business acquired in the CPA Global acquisition.
Net loss for the full year 2020 was $106.3 million, or $(0.25) per share, compared with a net loss of $211.0 million, or $(0.77) per share, for the full year 2019. The year-over-year improvement was driven by higher revenues, a gain on the sale of the Techstreet business and reduced interest expense.

Adjusted EBITDA for the full year 2020 increased by 65.5%, to $486.6 million, compared to the prior year, driven by higher revenues and ongoing cost savings initiatives.
Adjusted net income for the full year 2020 increased by 90.1% to $289.1 million, or $0.64 per diluted share, compared with adjusted net income of $152.1 million, or $0.53 per diluted share for the full year 2019.

Balance Sheet and Cash Flow
At December 31, 2020 cash and cash equivalents of $257.7 million increased $181.6 million, compared to December 31, 2019, primarily due to a $108.8 million increase in free cash flow, proceeds from the sale of ordinary shares of Clarivate in June 2020 and cash received from the voluntary exercise of 24.1 million warrants in exchange for ordinary shares of Clarivate during the first quarter of 2020.
The Company's total debt outstanding at December 31, 2020 was $3,547.4 million, an increase of $1,882.4 million compared to December 31, 2019 due to a term loan of $1,600 million incurred during the fourth quarter of 2020 with net proceeds used to fund a portion of the CPA Global acquisition, and $360.0 million incurred on the term loan during the first quarter of 2020 with net proceeds used to fund a portion of the DRG acquisition, offset by $65.0 million net borrowing and repayment activity to pay the revolver in full.
Net cash provided by operating activities was $263.5 million for the year ended December 31, 2020 compared to net cash provided by operating activities of $117.6 million for the prior year. Adjusted free cash flow for the year ended December 31, 2020 was $301.7 million, an increase of $201.2 million, compared to the prior year, as a result of growth in revenues and operational efficiencies, and the benefit of a $45.0 million working capital cash benefit in the fourth quarter of 2020 from CPA Global relating to a timing difference between the pre-acquisition third quarter and the post-acquisition fourth quarter.

Reaffirmed Outlook for 2021 (forward-looking statement)
The full year 2021 outlook presented below assumes no further currency movements, acquisitions, divestitures, or unanticipated events.

The below outlook includes Non-GAAP measures. Please see "Reconciliation to Certain Non-GAAP measures" presented below for important disclosure and reconciliations of these financial measures to the most directly comparable GAAP measure. These terms are defined elsewhere in this earnings press release.

2021 Outlook
Adjusted Revenues	$1.78B to $1.84B
Adjusted EBITDA	$785M to $825M
Adjusted EBITDA margin	44% to 45%
Adjusted diluted EPS	$0.73 to $0.79
Adjusted Free Cash Flow	$450M to $500M

Adjusted diluted EPS for 2021 is calculated based on approximately 631.0 million fully diluted weighted average shares outstanding and includes the full year impact of the ordinary shares issued in conjunction with the CPA Global transaction.

Conference Call and Webcast

Clarivate will host a conference call and webcast today to review the results for the fourth quarter at 8:00 a.m. Eastern Time. The conference call will be simultaneously webcast on the Investor Relations section of the company’s website.
Interested parties may access the live audio broadcast by dialing 1-888-317-6003 in the United States, 1-412-317-6061 for international, and 1-866-284-3684 in Canada. The conference ID number is 1969888. An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 in the United States, 1-412-317-0088 for international, and 1-855-669-9658 in Canada. The Replay Conference ID number is 10151089. The recording will be available for replay through March 11, 2021. The webcast can be accessed at https://services.choruscall.com/links/ccc210225.html and will be available for replay.

Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.
We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
Definitions and reconciliations of non-GAAP measures, such as Adjusted Revenues, EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, Adjusted Free Cash Flow, and Standalone Adjusted EBITDA to the most directly comparable GAAP measures are provided within the schedules attached to this release. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.

Forward-Looking Statements
This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future business, events, trends, contingencies, financial performance, or financial condition, appear at various places in this communication and may use words like “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “see,” “seek,” “should,” “strategy,” “strive,” “target,” “will,” and “would” and similar expressions, and variations or negatives of these words. Examples of forward-looking statements include, among others, statements we make regarding: guidance outlook and predictions relating to expected operating results, such as revenue growth and earnings; strategic actions such as acquisitions, joint ventures, and dispositions, including the anticipated benefits therefrom, and our success in integrating acquired businesses;

anticipated levels of capital expenditures in future periods; our ability to successfully realize cost savings initiatives and transition services expenses; our belief that we have sufficiently liquidity to fund our ongoing business operations; expectations of the effect on our financial condition of claims, litigation, environmental costs, the COVID-19 pandemic and governmental responses thereto, contingent liabilities, and governmental and regulatory investigations and proceedings; and our strategy for customer retention, growth, product development, market position, financial results, and reserves. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are difficult to predict and many of which are outside of our control. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include those factors discussed under the caption “Risk Factors” in our 2019 annual report on Form 10-K, our current report on Form 8-K filed on June 19, 2020, and our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). However, those factors should not be considered to be a complete statement of all potential risks and uncertainties. Additional risks and uncertainties not known to us or that we currently deem immaterial may also impair our business operations. Forward-looking statements are based only on information currently available to our management and speak only as of the date of this communication. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. Please consult our public filings with the SEC or on our website at www.clarivate.com.

About Clarivate
Clarivate™ is a global leader in providing solutions to accelerate the lifecycle of innovation. Our bold mission is to help customers solve some of the world’s most complex problems by providing actionable information and insights that reduce the time from new ideas to life-changing inventions. Covering scientific and academic research, pharmaceutical, biotech and healthcare intelligence and intellectual property services, we help customers discover, protect and commercialize their inventions using our trusted subscription and technology-based solutions coupled with deep domain expertise. For more information, please visit clarivate.com.

Consolidated Balance Sheets
(in thousands)

	December 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$257,730	$76,130
Restricted cash	11,278	9
Accounts receivable, net of allowance of $8,745 and $16,511 at December 31, 2020 and December 31, 2019, respectively	751,446	333,858
Prepaid expenses	58,770	40,710
Other current assets	248,781	11,750
Assets held for sale	—	30,619
Total current assets	1,328,005	493,076
Computer hardware and other property, net	36,267	18,042
Other intangible assets, net	7,370,350	1,828,640
Goodwill	6,252,636	1,328,045
Other non-current assets	47,944	18,632
Deferred income taxes	29,786	19,488
Operating lease right-of-use assets	132,356	85,448
Total Assets	$15,197,344	$3,791,371

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$82,038	$26,458
Accrued expenses and other current liabilities	716,356	159,217
Current portion of deferred revenues	707,318	407,325
Current portion of operating lease liabilities	35,455	22,130
Current portion of long-term debt	28,600	9,000
Liabilities held for sale	—	26,868
Total current liabilities	1,569,767	650,998
Long-term debt	3,457,900	1,628,611
Non-current portion of deferred revenues	41,399	19,723
Other non-current liabilities	67,722	18,891
Deferred income taxes	362,261	48,547
Operating lease liabilities	104,324	64,189
Total liabilities	5,603,373	2,430,959
Commitments and Contingencies
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at December 31, 2020 and December 31, 2019; 606,329,598 and 306,874,115 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	10,049,317	2,208,529
Accumulated other comprehensive loss	503,521	(4,879)
Accumulated deficit	(958,867)	(843,238)
Total shareholders’ equity	9,593,971	1,360,412
Total Liabilities and Shareholders’ Equity	$15,197,344	$3,791,371

Consolidated Statement of Operations (Unaudited)
(in thousands, except share and per share data)

	Three Months Ended December 31,
	2020	2019
Revenues, net	$455,595	$255,013

Operating costs and expenses:
Cost of revenues	(130,508)	(85,334)
Selling, general and administrative costs	(185,509)	(98,402)
Depreciation	(4,558)	(2,718)
Amortization	(122,392)	(52,667)
Impairment on assets held for sale	—	(18,431)
Restructuring and impairment	(20,803)	(15,670)
Other operating income, net	37,706	1,779
Total operating expenses	(426,064)	(271,443)
Income (loss) from operations	29,531	(16,430)
Legal settlement	—	—
Income (loss) before interest expense and income tax	29,531	(16,430)
Interest expense and amortization of debt discount, net	(39,608)	(63,751)
Loss before income tax	(10,077)	(80,181)
Benefit (provision) for income taxes	16,492	(4,605)
Net income (loss)	$6,415	$(84,786)
Per Share
Basic	$0.01	$(0.28)
Diluted	$0.01	$(0.28)
Weighted-average shares outstanding
Basic	606,094,505	306,484,116
Diluted	606,094,505	306,484,116

Consolidated Statement of Operations
(in thousands, except share and per share data)

	Year ended December 31,
	2020	2019
Revenues, net	$1,254,047	$974,345

Operating costs and expenses:
Cost of revenues	(399,122)	(352,000)
Selling, general and administrative costs	(553,756)	(475,014)
Depreciation	(12,709)	(9,181)
Amortization	(290,441)	(191,361)
Impairment on assets held for sale	—	(18,431)
Restructuring and impairment	(47,595)	(15,670)
Other operating income, net	52,381	4,826
Total operating expenses	(1,251,242)	(1,056,831)
Income (loss) from operations	2,805	(82,486)
Legal settlement	—	39,399
Income (loss) before interest expense and income tax	2,805	(43,087)
Interest expense and amortization of debt discount, net	(111,914)	(157,689)
Income (loss) before interest expense and income tax	(109,109)	(200,776)
Benefit (provision) for income taxes	2,799	(10,201)
Net loss	$(106,310)	$(210,977)
Per Share:
Basic and diluted	$(0.25)	$(0.77)
Weighted-average shares outstanding
Basic and diluted	428,600,690	273,883,342

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(106,310)	$(210,977)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	303,150	200,542
Bad debt expense	3,332	1,331
Deferred income tax benefit	(45,105)	357
Share-based compensation	35,422	51,383
Restructuring and impairment	5,288	—
Gain on foreign currency forward contracts	(2,903)	—
Mark to market adjustment on contingent and phantom shares	24,218	—
Loss on extinguishment of debt	—	50,676
Gain on disposal of business	(29,192)	—
Impairment on assets held for sale	—	18,431
Deferred finance charges	5,752	2,496
Other operating activities	2,611	(374)
Changes in operating assets and liabilities:
Accounts receivable	16,234	(593)
Prepaid expenses	5,245	(10,224)
Other assets	56,771	(975)
Accounts payable	(2,851)	(13,838)
Accrued expenses and other current liabilities	(90,568)	1,095
Deferred revenues	80,683	33,480
Operating lease right of use assets	5,329	11,365
Operating lease liabilities	(6,064)	(11,251)
Other liabilities	2,458	(5,344)
Net cash provided by operating activities	263,500	117,580

Cash Flows From Investing Activities
Capital expenditures	(107,713)	(69,836)
Acquisitions, net of cash acquired	(2,919,871)	(68,424)
Acquisition of intangible assets	(5,982)	(2,625)
Proceeds from sale of product line, net of restricted cash	41,398	—
Net cash used in investing activities	(2,992,168)	(140,885)

Cash Flows From Financing Activities
Proceeds from revolving credit facility	60,000	70,000
Principal payments on term loan	(12,600)	(641,509)
Repayments of revolving credit facility	(125,000)	(50,000)
Payment of debt issuance costs	(38,340)	(41,923)
Contingent purchase price payment	(7,816)	(2,371)
Proceeds from reverse recapitalization	—	682,087
Proceeds from issuance of debt	1,960,000	1,600,000
Extinguishment of debt	—	(1,342,651)
Tax receivable agreement payout	—	(200,000)
Proceeds from issuance of ordinary shares	843,744	—
Proceeds from warrant exercises	277,526	—

Proceeds from stock options exercised	2,122	1,582
Payments related to tax withholding for stock-based compensation	(33,056)	—
Net cash provided by financing activities	2,926,580	75,215
Effects of exchange rates	(5,043)	(971)
Net increase in cash and cash equivalents, and restricted cash	192,869	50,939

Beginning of period:
Cash and cash equivalents	76,130	25,575
Restricted cash	9	9
Total cash and cash equivalents, and restricted cash, beginning of period	76,139	25,584
Less: Cash included in assets held for sale, end of period	—	(384)
Cash and cash equivalents, and restricted cash, end of period	269,008	76,139

End of period:
Cash and cash equivalents	257,730	76,130
Restricted cash	11,278	9
Total cash and cash equivalents, and restricted cash, end of period	$269,008	$76,139

Supplemental Cash Flow Information
Cash paid for interest	97,510	101,164
Cash paid for income tax	27,621	29,204
Capital expenditures included in accounts payable	7,783	8,762
Assets received as reverse recapitalization capital	—	1,877
Liabilities assumed as reduction of reverse recapitalization capital	—	5,910

Reconciliation to Certain Non-GAAP Measures
(Amounts in tables may not sum due to rounding)
Adjusted Revenues
Adjusted Revenues excludes the impact of the deferred revenues purchase accounting adjustment (primarily recorded in connection with recent acquisitions).
The following table presents our calculation of Adjusted Revenues for the three and twelve months ended December 31, 2020 and 2019 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended December 31,		Variance
(in millions, except percentages)	2020	2019	$	%
Revenues, net	$455.6	$255.0	$200.6	78.7%
Deferred revenues adjustment(1)	(15.7)	(0.1)	(15.6)	NM
Adjusted revenues, net	$471.3	$255.1	$216.2	84.8%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

	Twelve Months Ended December 31,		Variance
(in millions, except percentages)	2020	2019	$	%
Revenues, net	$1,254.0	$974.3	$279.7	28.7%
Deferred revenues adjustment(1)	(23.1)	(0.4)	(22.7)	NM
Adjusted revenues, net	$1,277.1	$974.7	$302.4	31.0%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

Adjusted EBITDA
Adjusted EBITDA is calculated using net (loss) income before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income), share-based compensation, unrealized foreign currency gains/(losses), transition services agreement costs entered into with Thomson Reuters in 2016 ("Transition Services Agreement"), separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.
The following table presents our calculation of Adjusted EBITDA for the three months and year ended December 31, 2020 and 2019 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended December 31,		Year ended December 31,
(in millions)	2020	2019	2020	2019
Net income (loss)	$6.4	$(84.8)	$(106.3)	$(211.0)
Provision for income taxes	(16.5)	4.6	(2.8)	10.2
Depreciation and amortization	127.0	55.4	303.2	200.5
Interest, net	39.6	63.8	111.9	157.7
Transition services agreement costs(1)	—	—	0.6	10.5
Transition, transformation and integration expense(2)	(0.3)	(0.9)	3.4	24.4
Deferred revenues adjustment(3)	15.7	0.1	23.1	0.4
Transaction related costs(4)	27.3	4.1	97.5	46.2
Share-based compensation expense	10.5	4.7	41.7	51.4
Sale of Techstreet	(28.1)	—	(28.1)	—
Restructuring(5)	20.8	15.7	47.6	15.7
Legal settlement	—	—	—	(39.4)
Impairment on assets held for sale	—	18.4	—	18.4
Other (6)	(2.3)	3.5	(5.2)	9.0
Adjusted EBITDA	$200.1	$84.6	$486.6	$294.0
Adjusted EBITDA Margin	42.4%	33.2%	38.1%	30.2%

(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.

(2)Includes costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.
(3)Reflects the deferred revenues adjustment as a result of purchase accounting.
(4)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5)Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related costs following the acquisition of DRG in 2020.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Adjusted Net Income and Adjusted Diluted EPS
Adjusted Net Income is calculated using net income (loss), adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the divested business), amortization related to acquired intangible assets, share-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, debt extinguishment costs and refinancing related costs, non-cash income (loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, certain unusual items impacting results in a particular period, and the income tax impact of any adjustments. We calculate Adjusted Diluted EPS by using Adjusted Net Income divided by diluted weighted average shares for the period.
The following table presents our calculation of Adjusted Net Income and Adjusted Diluted EPS for the three months and year ended December 31, 2020 and 2019 and reconciles these measures to our Net loss and EPS for the same periods:

	Three months ended December 31,		Three months ended December 31,
	2020		2019
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net income (loss)	$6.4	0.01	$(84.8)	$(0.28)
Dilutive impact of potential common shares	—	—	—	0.02
Net income (loss)	6.4	0.01	(84.8)	(0.26)
Transition services agreement costs(1)	—	—	—	—
Transition, transformation and integration expense(2)	(0.3)	—	(0.9)	—
Deferred revenues adjustment(3)	15.7	0.03	0.1	—
Transaction related costs(4)	27.3	0.04	4.1	0.01
Share-based compensation expense	10.5	0.02	4.7	0.01
Amortization related to acquired intangible assets	100.2	0.16	39.9	0.12
Restructuring and impairment(5)	20.8	0.03	15.7	0.05
Debt extinguishment costs and refinancing related costs	—	—	42.2	0.13
Impairment on assets held for sale	—	—	18.4	0.06
Gain on Sale of Techstreet	(28.1)	(0.04)	—	—
Other(6)	(2.3)	—	3.5	0.01
Income tax impact of related adjustments	(14.6)	(0.02)	(1.0)	—
Adjusted net income and Adjusted Diluted EPS	$135.6	$0.22	$41.9	$0.13
Weighted average ordinary shares (Diluted)	627,080,856		329,824,753

	Year Ended December 31,		Year Ended December 31,
	2020		2019
(in millions, except per share amounts)	Amount	Per Share	Amount	Per Share
Net loss	(106.3)	(0.24)	(211.0)	(0.77)
Dilutive impact of potential common shares	—	—	—	0.04
Net loss	(106.3)	(0.24)	(211.0)	(0.73)
Transition services agreement costs(1)	0.6	—	10.5	0.04
Transition, transformation and integration expense(2)	3.4	0.01	24.4	0.08
Deferred revenues adjustment(3)	23.1	0.05	0.4	—
Transaction related costs(4)	97.5	0.22	46.2	0.16
Share-based compensation expense	41.7	0.09	51.4	0.18
Legal settlement	—	—	(39.4)	(0.14)
Amortization related to acquired intangible assets	237.0	0.53	169.0	0.59
Restructuring and impairment(5)	47.6	0.11	15.7	0.05
Debt issuance and hedge accounting related costs	8.6	0.02	—	—
Debt extinguishment costs and refinancing related costs	—	—	51.3	0.18
Impairment on assets held for sale	—	—	18.4	0.06
Gain on Sale of Techstreet	(28.1)	(0.06)
Other(6)	(5.2)	(0.01)	9.0	0.04
Income tax impact of related adjustments	(30.8)	(0.07)	6.2	0.02
Adjusted net income and Adjusted Diluted EPS	$289.1	$0.64	152.1	$0.53
Weighted average ordinary shares (Diluted)	450,452,184		287,871,870

(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.
(2)Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups.
(3)Reflects the deferred revenues adjustment as a result of purchase accounting.
(4)Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5)Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related costs following the acquisition of DRG and CPA Global in 2020.
(6)Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
Free Cash Flow and Adjusted Free Cash Flow
Free cash flow is calculated using net cash provided by operating activities less capital expenditures. Adjusted free cash flow is calculated as free cash flow, less cash paid for transition services agreement, transition, transformation and integration expenses, transaction related costs and debt issuance costs offset by cash received for hedge accounting transactions. The following table reconciles our non-GAAP free cash flow and Adjusted free cash flow measure to net cash provided by operating activities:

	Year Ended December 31,
(in millions)	2020	2019
Net cash provided by operating activities	$263.5	$117.6
Capital expenditures	(107.7)	(69.8)
Free cash flow	155.8	47.8
Cash paid for transition services agreement(1)	(2.2)	12.0
Cash paid for transition, transformation and integration expense(2)	46.3	40.9
Cash paid for transaction related costs(3)	95.8	45.1
Cash paid for debt issuance costs	7.7	—
Cash received for hedge accounting transactions	(1.7)	—
Cash received for legal settlement	—	(45.3)
Adjusted free cash flow	$301.7	$100.5

(1)Includes cash payments to Thomson Reuters under the Transition Services Agreement. These costs decreased substantially in 2019, as we were in the final stages of implementing our standalone company infrastructure. In 2019, the Transition Services Agreement cash paid is offset by cash receipts from the IPM Product Line divestiture.
(2)Includes cash payments in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These cash payments include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other related expenses line-item of our income statement, as well as cash payments related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology. This also includes cash payments following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two product groups. This also includes restructuring related payments following the acquisition of DRG and CPA Global in 2020.

(3) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.

Required Reported Data
Standalone Adjusted EBITDA
We are required to report Standalone Adjusted EBITDA, which is identical to Consolidated EBITDA and EBITDA as such terms are defined under our credit facilities, dated as of October 31, 2019 and the indenture governing our secured notes due 2026 issued by Camelot Finance S.A. and guaranteed by certain of our subsidiaries, respectively. In addition, the credit facilities and the indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.
Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the credit facilities and the indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.
Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the transition services agreement, with Thomson Reuters after we had implemented the infrastructure to replace the services provided pursuant to the transition services agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from Thomson Reuters, we have had to transition quickly to replace services provided under the transition services agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.
Standalone Adjusted EBITDA is calculated under the credit facilities and the indenture by using our Consolidated Net Loss for the trailing 12-month period (defined in the credit facilities and the indenture as our U.S. GAAP net income adjusted for certain items specified in the credit facilities and the indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the secured notes due 2026 and earnout obligations incurred in connection with an acquisition or investment.
The following table bridges Net Loss to Adjusted EBITDA to Standalone Adjusted EBITDA, as Adjusted EBITDA reflects all but three of the adjustments that comprise Standalone Adjusted EBITDA for the periods presented:

Year Ended December 31,
(in millions)	2020
Net loss	$(106.3)
Provision for income taxes	(2.8)
Depreciation and amortization	303.2
Interest, net	111.9
Transition services agreement costs(1)	0.6
Transition, transformation and integration expense(2)	3.4
Deferred revenues adjustment(3)	23.1
Transaction related costs(4)	97.5
Share-based compensation expense	41.7
Gain on sale of Techstreet	(28.1)
Restructuring and impairment(5)	47.6
Other(6)	(5.2)
Adjusted EBITDA	486.6
Realized foreign exchange gain	(2.4)
DRG Adjusted EBITDA impact(7)	(2.7)
CPA Global Adjusted EBITDA impact(7)	193.9
IncoPat Adjusted EBITDA impact(7)	(0.5)
Hanlim Adjusted EBITDA impact(7)	0.5
Cost savings(8)	86.7
Standalone Adjusted EBITDA	762.1
(1)In 2020, this is related to a new transition services agreement and offset by the reverse transition services agreement from the sale of MarkMonitor assets. In 2019, this includes payments to Thomson Reuters under the Transition Services Agreement.
(2)Includes costs incurred in connection with and after our separation from Thomson Reuters in 2016 relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in selling, general, and administrative line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following our separation from Thomson Reuters in 2016 mainly related to the integration of separate business units into one functional organization and enhancements in our technology.
(3) Reflects the deferred revenues adjustment as a result of purchase accounting.
(4) Includes costs incurred to complete business combination transactions, including acquisitions, dispositions and capital market activities and include advisory, legal, and other professional and consulting costs.
(5) Reflects costs incurred in connection with the initiative, following our merger with Churchill Capital Corp in 2019, to streamline our operations by simplifying our organization and focusing on two segments. This also includes restructuring related costs following the acquisition of DRG and CPA Global in 2020.
(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other items that do not reflect our ongoing operating performance.
(7) Represents the acquisition Adjusted EBITDA for the period beginning January 1, 2020 through the respective acquisition date of each acquired business to reflect the company's Standalone EBITDA as though material acquisitions occurred at the beginning of the presented period.
(8) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs), including synergies related to acquisitions.

The foregoing adjustments (8) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements” in the annual report.
The following tables present the amounts of our subscription, transactional and re-occurring revenues, including as a percentage of our total revenues, for the periods indicated, as well the drivers of the variances between periods.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Subscription revenues	$235.9	$209.5	$26.4	12.6%	19.7%	(8.8)%	1.5%	0.3%
Transactional revenues	120.9	45.6	75.3	165.0%	167.8%	(8.8)%	1.9%	4.1%
Re-occurring revenues	114.5	—	114.5	100.0%
Deferred revenues adjustment(1)	(15.7)	(0.1)	(15.6)	NM	NM	—%	—%	—%
Revenues, net	$455.6	$255.0	$200.6	78.7%	85.0%	(8.8)%	1.6%	1.0%
Deferred revenues adjustment(1)	15.7	0.1	15.6	NM	NM	—%	—%	—%
Adjusted revenues, net	$471.3	$255.1	$216.2	84.8%	91.1%	(8.8)%	1.6%	1.0%

(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Subscription revenues	$867.7	$805.5	$62.2	7.7%	12.1%	(7.4)%	0.3%	2.7%
Transactional revenues	294.9	169.3	125.6	74.2%	83.3%	(3.0)%	0.4%	(6.5)%
Re-occurring revenues	114.5	—	114.5	100.0%	100.0%	—%	—%	—%
Deferred revenues adjustment(1)	(23.1)	(0.4)	(22.7)	NM	N/M	—%	—%	69.2%
Revenues, net	$1,254.0	$974.3	$279.7	28.7%	33.9%	(6.7)%	0.4%	1.1%
Deferred revenues adjustment(1)	23.1	0.4	22.7	NM	N/M	—%	—%	69.2%
Adjusted revenues, net	$1,277.1	$974.7	$302.4	31.0%	36.2%	(6.7)%	0.4%	1.2%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.
The following tables and the discussion that follows presents our revenues by Product Segment for the periods indicated, as well as the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Three Months Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Science Product Segment	$222.0	$146.5	$75.5	51.5%	50.0%	—%	1.4%	0.1%
IP Product Segment	249.3	108.6	140.7	129.6%	146.5%	(20.7)%	1.6%	2.2%
Deferred revenues adjustment (1)	(15.7)	(0.1)	(15.6)	NM	NM	—%	—%	—%
Revenues, net	$455.6	$255.0	$200.6	78.7%	85.0%	(8.8)%	1.6%	1.0%
Deferred revenues adjustment (1)	15.7	0.1	15.6	NM	NM	—%	—%	—%
Adjusted revenues, net	$471.3	$255.1	$216.2	84.8%	91.1%	(8.8)%	1.6%	1.0%
(1) Reflects the deferred revenues adjustment made as a result of purchase accounting.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Segment	Year Ended December 31,		Total Variance (Dollars)	Total Variance (Percentage)	Acquisitive	Disposal	FX Impact	Organic
(in millions, except percentages)	2020	2019
Science Product Segment	743.6	$547.5	$196.1	35.8%	34.0%	—%	0.3%	1.5%
IP Product Segment	533.5	427.2	106.3	24.9%	39.0%	(15.2)%	0.4%	0.6%
Deferred revenues adjustment (1)	(23.1)	(0.4)	(22.7)	NM	NM	—%	—%	69.2%
Revenues, net	$1,254.0	$974.3	$279.7	28.7%	33.9%	(6.7)%	0.4%	1.1%
Deferred revenues adjustment (1)	23.1	0.4	22.7	NM	NM	—%	—%	69.2%
Adjusted revenues, net	$1,277.1	$974.7	$302.4	31.0%	36.2%	(6.7)%	0.4%	1.2%
(1)Reflects the deferred revenues adjustment made as a result of purchase accounting.

The following table presents our calculation of Adjusted EBITDA for the Outlook for 2021 and reconciles this measure to our Net loss for the same period:

	Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High
Net loss	$(7.5)	$32.5
Provision for income taxes	29.4	29.4
Depreciation and amortization	545.8	545.8
Interest, net	151.3	151.3
Transition, transition services agreement, and integration expense(1)	40.3	40.3
Share-based compensation expense	26.0	26.0
Other	(0.3)	(0.3)
Adjusted EBITDA	$785.0	$825.0
Adjusted EBITDA margin	44%	45%

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.

The following table presents our calculation of Adjusted Diluted EPS for the Outlook for 2021 and reconciles these measures to our Net loss for the same period:

	Year Ending December 31, 2021 (Forecasted)
	Low	High
	Per Share	Per Share
Net loss	$(0.01)	$0.05
Transition, transition services agreement, and integration expense(1)	0.07	0.07
Share-based compensation expense	0.04	0.04
Amortization related to acquired intangible assets	0.68	0.68
Income tax impact of related adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.73	$0.79
Weighted average ordinary shares (Diluted)	631,043,005

(1)Includes restructuring costs, other cost optimization activities, and payments and receipts under transition service agreements.

The following table presents our calculation of Free Cash Flow and Adjusted Free Cash Flow for the Outlook for 2021 and reconciles this measure to our Net cash provided by operating activities for the same period:

	Year Ending December 31, 2021 (Forecasted)
(in millions)	Low	High
Net cash provided by operating activities	$559.7	$609.7
Capital expenditures	(151.7)	(151.7)
Free Cash Flow	408.0	458.0
Transition, transition services agreement, and integration expense(1)	42.0	42.0
Adjusted Free Cash Flow	$450.0	$500.0

(1)Includes cash payments related to restructuring and other cost optimization activities.

Media Contact:
Tabita Seagrave, Head of Global Corporate Communications
tabita.seagrave@clarivate.com
Investor Relations Contact:
Mark Donohue, Head of Global Investor Relations
mark.donohue@clarivate.com
215-243-2202